Exhibit 99.4

News Release
For Immediate Release

TearLab Announces US$7 Million Private Placement of Common Stock and Warrants

San Diego, CA —June 24, 2011— TearLab Corporation (Nasdaq:TEAR; TSX:TLB) (“TearLab” or the “Company”) today announced that it has entered into a definitive agreement with certain institutional investors and members of its Board of Directors in connection with a private placement of approximately 3.85 million units at a price of $1.82 per unit.  Each unit shall consist of one share of common stock and a warrant to purchase one share of common stock at an exercise price of US$1.86 per share.  Gross proceeds from the private placement will be US$7 million.  The private placement is expected to close on or about June 29, 2011 and is subject to customary closing conditions, including acceptance and approval by the Toronto Stock Exchange.

Piper Jaffray & Co. served as the sole lead placement agent and Roth Capital Partners served as co-placement agent for the transaction.

Pursuant to an agreement with the investors, the Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors as well as the shares of common stock issuable upon exercise of the warrants.

The securities offered in this private placement were not registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

About TearLab Corporation

TearLab Corporation (www.TearLab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

CONTACTS:

Investors
Stephen Kilmer, President
Kilmer Lucas Inc.
(212) 618-6347
stephen@kilmerlucas.com

Media
Leonard Zehr, Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com